(d)(4)(iv)

February 10, 2012

ING Investment Management Advisors B.V.

Schenkkade 65

2595 AS The Hague, The Netherlands

Attention:  Head of Business Development Cross-Regional

Dear Head of Business Development Cross-Regional:

On Thursday, January 12, 2012, the Board of Trustees (the “Board”) of ING Mutual Funds approved the merger of ING Emerging Countries Fund (the “Fund”) into ING Emerging Markets Equity Fund and voted to submit the matter to shareholders for their consideration.  As Management also wished to transition the Fund’s portfolio prior to the merger, on Friday, February 10, 2012, the Board also voted to replace ING Investment Management Advisors B.V. (“IIM B.V.”) as Sub-Adviser to the Fund and to terminate the Sub-Advisory Agreement (the “Agreement”) with IIM B.V., in accordance with Section 16 of the Agreement, effective at the close of business on February 24, 2012.

Pursuant to Section 16 of the Agreement, it may be terminated with respect to the Fund at any time, without penalty, by the Board, upon 60 days’ written notice.  By signing below, you hereby agree to waive IIM B.V.’s right to the 60 days’ prior notice of termination that is contemplated under Section 16 of the Agreement.

In the interim, we will be contacting you to facilitate a smooth transition and we look forward to your cooperation in this regard.  We note that this does not affect the Agreement with IIM B.V. with respect to ING Global Equity Dividend Fund, ING Global Opportunities Fund, and ING Russia Fund, each a series of ING Mutual Funds that remains subject to the Agreement.

[Remainder of the page intentionally left blank]

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Mutual Funds
Suite 100	Fax: 480-477-2744
Scottsdale, AZ 85258-2034	www.ingfunds.com

Finally, we want to thank you for your support throughout this process and dedication to the Fund.

Very truly yours,

/s/ Michael J. Roland
Michael J. Roland
Executive Vice President
ING Mutual Funds

ACCEPTED AND AGREED TO:

ING Investment Management Advisors B.V.

By:	/s/ A. de Korte

Name:	A. d Korte

Title:	, Duly Authorized

By:	/s/ Dirk Buggenhout

Name:	Dirk Buggenhout

Title:	COO, Duly Authorized